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                                                                   Exhibit 10.35

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made and entered into this 16th day of August, 2000, by PhotoWorks, Inc., a Washington corporation (the "Company"), and Gary Christophersen (the "Employee").

                                  BACKGROUND
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     WHEREAS, the Company employs Employee in the capacity of Chief Executive
Officer; and

     WHEREAS, the Company has informed Employee it is seeking a successor to Employee for the position of Chief Executive Officer; and

     WHEREAS, the Company desires that Employee remain in the position of Chief Executive Officer until a successor is located, that Employee assist in the selection of the successor, that Employee assist in the transition of duties to the successor, and thereafter continue to serve the Company in the capacity of Chairman of the Board for the duration of the term of this Agreement; the parties therefore agree as follows:

                                   AGREEMENT
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     1.   Positions and Duties.


          1.1 Title. The Company agrees to continue to employ Employee, and Employee agrees to continue to serve the Company, as its Chief Executive Officer until a successor is hired. Thereafter, Employee shall continue in the employ of the Company as its Chairman of the Board for the duration of this Agreement, with the Title of Chairman of the Board and/or such title as the parties mutually agree, which title shall reflect appropriately Employee's experience, current position, and status within the Company.

          1.2 Duties. While serving as Chief Executive Officer, Employee shall report directly to the Board of Directors of the Company and perform those duties which are customary for the position of Chief Executive Officer of a public company, and shall assist in the recruitment and selection of his successor. Thereafter, Employee shall cooperate and assist in a transition of his present duties to the successor, assist the Company in achieving its strategic goals and business plan, and perform such other and further duties as may be reasonably requested of Employee by the Board of Directors or its designee; provided, such other and further duties shall be of a nature and level of responsibility appropriate for an executive level employee.

          1.3 Time Commitment of Employee. During the period Employee serves as Chief Executive Officer he shall continue to commit his time and efforts to the Company
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at a level commensurate with his past level of commitment, except that after either August 20, 2000 or Employee's successor is hired, whichever occurs earlier, Employee agrees to commit at least three working days per week to the business of the Company. The parties recognize Employee may explore or undertake other business activities unrelated to and non-competitive with the business of the Company, and Employee agrees that any such activities shall not interfere with his commitments hereunder.

     2. Term of Agreement. The term of this Agreement (the "Term") shall be one year, commencing June 30, 2000 (the "Effective Date"), and terminating without further action by either party at the conclusion of the term, unless earlier terminated as provided herein or extended by written agreement of the parties upon such terms as they mutually agree.

     3.   Compensation.

          3.1 Base Salary. As payment for the services rendered by Employee during the Term of this Agreement, subject to Section 4 hereof, the Company shall pay to Employee an annual base salary (the "Base Salary") of $250,000 per year. The Base Salary shall be payable pro rata on the Company's normal payroll schedule.

          3.2 Bonus. Within five business days after the Effective Date, the Company shall pay Employee a bonus in the amount of $150,000. If Employee shall resign during the Term of this Agreement, Employee shall repay the Bonus to the Company, with such repayment obligation to be reduced by twenty-five percent (25%) of the amount of the bonus for each successive ninety day period of employment completed by Employee during the Term. If Employee shall be terminated for "cause" (as defined in Section 4.1) during the Term of this Agreement, Employee shall repay fifty percent (50%) of the Bonus to the Company, with such repayment obligation to be reduced by twelve and one-half percent (12.5%) of the total amount of the Bonus for each successive ninety day period of employment completed by Employee during the Term. Any bonus repayment owed by Employee shall be paid to the Company within five business days after the effective date of termination or resignation. In the event of Employee's death or permanent disability during the Term of this Agreement, Employee or his estate shall retain 100% of the Bonus.

          3.3 Employee Benefits. Employee shall be entitled to all employee benefits that the Company may make generally available from time to time for its executive employees, including without limitation, those available, if any, under any group health, dental, life or disability insurance plans. Employee's existing level of benefits shall not be diminished during the Term without Employee's written consent.

          3.4 Deduction from Compensation. The Company shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding. Employee agrees that any

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sums owed by Employee to the Company may be offset by the Company against any compensation owed Employee.

          3.5 Travel and Other Expenses. The Company shall pay, or promptly reimburse Employee for those travel, promotional and similar expenditures incurred by Employee which the Company determines are reasonably necessary for the proper discharge of Employee's duties under this Agreement and for which Employee submits appropriate receipts and indicates the amount, date, location and business character.

     4.   Termination.


          4.1 Termination For Cause. The Company may terminate this Agreement at any time without prior notice for "cause," with no further obligation to Employee other than payment of the amount of unpaid earned Base Salary accrued pursuant to Section 3.1 to the date of such termination. For purposes of this Agreement, "cause" shall consist of: (a) any act of dishonesty or fraud by Employee directly related to the business; (b) Employee's conviction of a felony involving fraud, embezzlement or any other act of moral turpitude; (c) Employee's gross negligence or willful misconduct in the performance of his duties under, or any material breach of, this Agreement; (d) Employee's failure to abide by the policies of the Company and/or lawful directives of the Board of Directors; or (e) Employee's absence from work during the Term for a period or periods cumulatively in excess of sixty days (excluding vacation time and leave related to a disability). Termination for "cause" under sections (c) and (d) shall occur only after Employee has received a written warning of such violations from the Company, and his termination has been approved by a unanimous vote of the Board of Directors.

          4.2 Limitation of Duties. The Company may relieve Employee of his duties hereunder without terminating his employment. In such event Employee shall be entitled to continue to receive the Base Salary and insurance benefits for the remainder of the Term, and shall have no obligation to repay any portion of the bonus. Employee agrees to execute a mutually agreeable release of any and all claims against the Company as a condition precedent to the Company's continuing payment of the Base Salary and provision of insurance benefits pursuant to this Section 4.2. Such release shall not affect Employee's stock option rights or indemnification rights.

          4.3 Return of Company Property. At the time of termination of Employee's employment, or as earlier requested, Employee shall return to the Company all products, books, records, forms, specifications, formulae, data, data processes, designs, papers and writings relating to the business of the Company, including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in the Employee's possession or under the Employee's control. The Employee shall not retain any copies or duplicates of such property and all licenses granted to him by the Company to use computer programs or software shall be revoked as of the date of such termination.

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     5.   Non-Competition and Non-Solicitation.

          5.1 Employee agrees that during the Term of this Agreement, Employee will not in any capacity (including without limitation, as an employee, officer, agent, director, consultant, owner, shareholder, partner, member or joint venturer) directly or indirectly, whether or not for compensation, engage in or assist others to engage in any business that is, or is preparing to be, in competition with the Company with respect to any product or service that during Employee's employment the Company developed, distributed or offered or planned to develop, distribute or offer. A business that is in competition with the Company is defined as one that is offering, or is preparing to offer, photographic imaging services, such as film processing, image archiving, digitization, reprints, editing, albuming, or other photo-related services, either online or offline.

          5.2 Employee further agrees that during his employment and for one year thereafter he will not attempt to entice away from the Company any actual or identified potential customer of Company, nor will he assist others in doing so. Employee further agrees that during his employment and for one year thereafter he will not encourage or solicit or assist others to encourage or solicit any other employee or consultant then serving the Company to leave such relationship for any reason.

          5.3 Employee acknowledges that the covenants in Sections 5.1, and 5.2 are reasonable in relation to the business in which Company is engaged, the position Employee has been afforded with Company, and Employee's knowledge of Company's business, and that compliance with such covenants will not prevent him from pursuing his livelihood. Employee specifically acknowledges that breach of said covenants would cause irreparable harm to the Company for which monetary damages would not provide adequate compensation, and that injunctive relief to restrain any actual or threatened breach would be appropriate.

       6. Other Provisions.


          6.1 Compliance With Other Agreements. Employee represents and warrants to the Company that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound. Employee acknowledges that the Company is relying on his representation and warranty in entering into this Agreement, and agrees to indemnify the Company from and against all claims, demands, causes of action, damages, costs or expenses (including attorneys' fees) arising from any breach thereof.

          6.2 Nondelegable Duties. This is a contract for Employee's personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by the Employee during his life.

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          6.3  Entire Agreement. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter; provided, nothing herein is intended to relieve Employee of any duties or obligations owed the Company under Confidentiality, Inventions and Non-Competition Agreement dated 1996 between Employee and the Company. Further, nothing herein is intended to supersede the stock option agreements dated March 5, 1997, March 4, 1998, February 9, 1999, January 18, 2000, and April 5, 2000, respectively, between Employee and Company.

          6.4 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without regard to its laws as to choice or conflict of laws.

          6.5 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

          6.6 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

          6.7 Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

          6.8 Notice. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the address of Employee contained in the records of the Company at the time of such notice. Any party may change such party's address for notices by notice duly given pursuant to this Section.

          6.9 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year indicated below.


EMPLOYEE:                           PHOTOWORKS, INC.:


/s/ Gary Christophersen             By: /s/ Paul Goodrich
Gary Christophersen
Dated: August 16, 2000              Title:  Board Member
                                    Dated:  August 17, 2000

                                    /s/ Howard Lee
                                    President/CEO
                                    December 5, 2000

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